Exhibit 99.1

FOR RELEASE 4:00 p.m. December 12, 2008

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

Valley Financial Corporation Completes $16 Million Investment

Under Capital Purchase Program

ROANOKE, VIRGINIA. December 12, 2008 –Roanoke-based Valley Financial Corporation (Nasdaq Capital Market-VYFC), parent of Valley Bank, announced today that it has completed the issuance and sale of approximately $16 million in fixed-rate cumulative perpetual preferred stock to the U.S. Treasury Department as part of its capital purchase program, representing 3% of the Company’s risk-weighted assets as of September 30, 2008.

The Company issued to the Treasury 16,019 shares of its fixed-rate cumulative preferred stock, series A, and a related 10-year warrant to purchase 344,742 shares of its common stock, with an exercise price of $6.97 per share. Following the capital investment by the Treasury, the Company expects its total risk-based capital ratio of 12.02% at September 30, 2008 to increase to approximately 15.03%.

Mr. Ellis L. Gutshall, President and CEO stated, “We are extremely proud that the U.S. Treasury chose to make an investment in Valley Financial Corporation and are pleased to be among the initial group of Virginia banks to complete the transaction. The capital purchase program was established by the U.S. Treasury to attract participation by healthy financial institutions to help stabilize the financial system and increase lending for the benefit of the U.S. economy.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.